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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                           Smith International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

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     2) Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------

     2) Form, Schedule or Registration Statement No.:

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     4) Date Filed:

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PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1913 (02-02)

(SMITH INTERNATIONAL, INC. LOGO)

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 20, 2004

                             ---------------------

To Our Stockholders:

     The Annual Meeting of Stockholders (the "Annual Meeting") of Smith International, Inc. (the "Company") will be held on TUESDAY, APRIL 20, 2004, at 9:00 a.m., at 700 King Street, Wilmington, Delaware, to consider and take action on the following:

          1. Re-election of two directors: James R. Gibbs and Jerry W. Neely, each for a term of three years;

          2. Ratification of Deloitte & Touche LLP as auditors for 2004; and

          3. Transaction of any other business properly before the Annual
             Meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "IN FAVOR OF" PROPOSALS 1 AND 2.

     The Board of Directors has fixed the close of business on February 27, 2004 as the record date for determining stockholders who are entitled to notice of and to vote at the meeting.

     This Proxy Statement, voting instruction card and Smith International, Inc. 2003 Annual Report are being distributed on or about March 26, 2004.

     Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by using the proxy card that is enclosed. Please see your proxy card for specific instructions on how to vote.

                                            By Order of the Board of Directors

                                            -s- Neal S. Sutton
                                            Neal S. Sutton
                                            Secretary

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
GENERAL INFORMATION ABOUT VOTING............................     1
PROPOSAL 1: ELECTION OF DIRECTORS...........................     2
  Nominees..................................................     3
  Directors Continuing in Office............................     4
  Stock Ownership of Directors and Executive Officers.......     5
  Information about the Board of Directors and its
     Committees.............................................     6
  Corporate Governance......................................     8
  Audit Committee Report....................................     9
  Executive Compensation....................................    11
     Compensation and Benefits Committee Report on Executive
      Compensation..........................................    11
     Comparison of Five-Year Cumulative Total Return........    14
     Executive Compensation Tables..........................    15
     I.   Summary Compensation Table........................    15
     II.  Option/SAR Grants in 2003.........................    16
     III. Aggregated Option Exercises in 2003 and December
      31, 2003 Option Values................................    16
     Retirement Benefits and Employment Contracts...........    17
  Additional Information about Our Directors and Executive
     Officers...............................................    19
  Stock Ownership of Certain Beneficial Owners..............    20
PROPOSAL 2: APPROVAL OF DELOITTE & TOUCHE LLP AS AUDITORS...    21
OTHER BUSINESS..............................................    23
STOCKHOLDERS' PROPOSALS.....................................    23
ANNUAL REPORT AND FINANCIAL INFORMATION.....................    23
Appendix A -- Smith International, Inc. Audit Committee
  Charter...................................................   A-1

                        (SMITH INTERNATIONAL, INC. LOGO)
                                P. O. Box 60068
                             Houston TX 77205-0068

                                PROXY STATEMENT

     The Board of Directors of Smith International, Inc. is soliciting your proxy to vote your shares at the 2004 Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed to you on or about March 26, 2004. "We," "our," "Smith" and the "Company" each refers to Smith International, Inc. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In this Proxy Statement, you will find information to assist you in voting your shares. YOUR VOTE IS VERY IMPORTANT.

                        GENERAL INFORMATION ABOUT VOTING

WHO CAN VOTE.

     You are entitled to vote your shares of our common stock ("Common Stock") if our records show that you held your shares as of February 27, 2004. At the close of business on February 27, 2004, a total of 103,536,543 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote.

HOW YOU CAN VOTE.

     You may vote your shares as follows:

          (1) in person at the Annual Meeting;

          (2) by telephone (see the enclosed proxy card for instructions);

          (3) by Internet (see the enclosed proxy card for instructions); or

          (4) by mail by signing, dating and mailing the enclosed proxy card.

     If you vote by proxy, the individuals named on the proxy card (your proxies) will vote your shares in the manner you indicate. You can specify on your proxy card whether your shares should be voted for both, one or neither of the nominees for director. You can also specify whether you approve, disapprove or abstain from the other proposal. If your Common Stock is held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted. If the meeting is adjourned, your Common Stock will be voted as specified on your proxy card on the new meeting date, unless you have revoked your proxy instructions.

     IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTING INSTRUCTIONS, YOUR SHARES WILL BE VOTED "FOR" THE ELECTION OF BOTH NOMINEES FOR DIRECTOR AS SET FORTH UNDER "ELECTION OF DIRECTORS" BELOW AND "FOR' PROPOSAL 2.

HOW TO REVOKE OR CHANGE YOUR VOTE:

     You can revoke or change your proxy at any time before it is exercised by:

          (1) delivering written notice of revocation to Smith's Corporate Secretary in time for him to receive it before the Annual Meeting;

          (2) voting again by telephone, Internet or mail; or

          (3) voting in person at the Annual Meeting.

NUMBER OF VOTES REQUIRED.

     Directors must be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the greatest number of votes will be elected. A majority of the shares represented at the meeting is required to approve Proposal 2. The Annual Meeting will be held if the holders of a majority of the outstanding shares of Common Stock entitled to vote (a "quorum") are present at the meeting in person or by proxy. If you have returned valid proxy instructions or attend the meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. "Broker non-votes" also count for quorum purposes. If you hold your Common Stock through a broker, bank or other nominee, generally the nominee may only vote the Common Stock that it holds for you according to your instructions. However, if the broker, bank or nominee has not received your instructions within ten days of the meeting, it may vote on matters that the New York Stock Exchange determines to be routine. If the broker, bank or nominee cannot vote on a particular matter because it is not routine, there is a "broker non-vote" on that matter. Broker non-votes do not count as votes for or against any proposal; however, an abstention counts as a vote against a proposal. Abstentions and broker non-votes have no effect on the outcome of the election of directors.

OTHER MATTERS TO BE ACTED UPON AT THE MEETING.

     We do not know of any other matters that will be presented at the Annual Meeting, other than those mentioned in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxies will act on such matter in their best judgment.

COST OF THIS PROXY SOLICITATION.

     We will pay the cost of solicitation of proxies including preparing, printing and mailing this Proxy Statement. We have retained Morrow & Co. to help us in soliciting proxies for a fee of $7,000, plus reasonable out-of-pocket costs and expenses. We will also reimburse brokers, banks and other nominees for their costs in sending proxy materials to beneficial owners of Smith's Common Stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     At the 2004 Annual Meeting, stockholders will elect two persons as Class III directors to hold office until the 2007 Annual Meeting, or until they are succeeded by other qualified directors who have been elected. The nominees are James R. Gibbs and Jerry W. Neely.

     Directors must be elected by a plurality of the votes cast at the meeting. This means that the two nominees receiving the greatest number of votes will be elected. Votes withheld for any director will not be counted. We will vote your shares as you specify on your proxy card. If you properly execute and return your proxy card (in paper form, electronically via the Internet or by telephone), but don't specify how you want your shares voted, we will vote them for the election of both the nominees listed below.

     Both nominees are current members of the Board of Directors and have consented to serve if elected. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as a director at the time of the election, the proxies will vote for any nominee who is designated by the present Board of Directors to fill the vacancy.

     A brief biography of all directors is presented below:

                                    NOMINEES

     Directors to be elected to Class III for a term expiring in 2007:

JAMES R. GIBBS                                                                                     (Photo)
Age:                                  59
Director Since:                       1990
Recent Business Experience:           Mr. Gibbs is the Chairman of the Board,
                                      President & Chief Executive Officer of
                                      Frontier Oil Corporation (formerly Wainoco
                                      Oil Corporation). He was President and
                                      Chief Operating Officer of Frontier from
                                      January 1, 1987 to April 1, 1992, at which
                                      time he assumed the additional position of
                                      Chief Executive Officer. He was elected
                                      Chairman of the Board of Frontier in April
                                      1999. He joined Frontier Oil Corporation in
                                      February 1982 as Vice President of Finance
                                      and Administration, and was appointed
                                      Executive Vice President in September 1985.
Committee Membership:                 Audit Committee; Chairman, Compensation and
                                      Benefits Committee; Chairman, Nominating
                                      and Corporate Governance Committee.
Other Directorships:                  Frontier Oil Corporation; Veritas DGC Inc.;
                                      Gundle/SLT Environmental Inc.; advisory
                                      director of Frost Bank-Houston.

JERRY W. NEELY                                                                                     (Photo)
Age:                                  67
Director Since:                       1977
Recent Business Experience:           Mr. Neely held a number of positions with
                                      the Company from 1965 to 1987. He was
                                      President from February 1976 to December
                                      1977, at which time he assumed the
                                      additional positions of Chairman of the
                                      Board and Chief Executive Officer and
                                      served in those capacities until December
                                      1987. Since that time, Mr. Neely has been a
                                      private investor.
Committee Membership:                 Audit Committee; Compensation and Benefits
                                      Committee.
Other Directorships:                  Member of the Board of Trustees of the
                                      University of Southern California.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF BOTH NOMINEES FOR DIRECTOR.

                         DIRECTORS CONTINUING IN OFFICE

     Directors of Class I to continue in office until 2005:

G. CLYDE BUCK                                                                                      (Photo)
Age:                                  66
Director Since:                       1992
Recent Business Experience:           Mr. Buck has extensive experience in
                                      energy-related matters. He received a B.A.
                                      in economics from Williams College and a
                                      M.B.A. from Harvard. He is currently Senior
                                      Vice President and Managing Director
                                      Corporate Finance of the investment banking
                                      firm of Sanders Morris Harris Inc., a
                                      position he has held since April 1998. From
                                      1983 to 1998, Mr. Buck was a Managing
                                      Director in the Houston corporate finance
                                      office of Dain Rauscher Incorporated.
Committee Membership:                 Compensation and Benefits Committee;
                                      Nominating and Corporate Governance
                                      Committee.
Other Directorships:                  Frontier Oil Corporation

LOREN K. CARROLL                                                                                   (Photo)
Age:                                  60
Director Since:                       1987
Recent Business Experience:           Mr. Carroll joined the Company in December
                                      1984 as Vice President and Chief Financial
                                      Officer. In January 1988 he was appointed
                                      Executive Vice President and Chief
                                      Financial Officer and served in that
                                      capacity until March 1989. Mr. Carroll
                                      rejoined the Company in 1992 as Executive
                                      Vice President and Chief Financial Officer
                                      and continues to hold the office of
                                      Executive Vice President of the Company. On
                                      March 16, 1994, Mr. Carroll was named the
                                      President and Chief Executive Officer of
                                      M-I SWACO, a company in which the Company
                                      holds a 60% interest.
Other Directorships:                  Fleetwood Enterprises, Inc.; Veritas DGC
                                      Inc.

     Directors of Class II to continue in office until 2006:

BENJAMIN F. BAILAR                                                                                 (Photo)
Age:                                  69
Director Since:                       1993
Recent Business Experience:           Mr. Bailar is the Dean and H. Joe Nelson,
                                      III Professor of Administration Emeritus of
                                      Jesse H. Jones Graduate School of
                                      Administration of Rice University, where he
                                      held that position from September 1987
                                      through June 1997.
Committee Membership:                 Chairman, Audit Committee; Nominating and
                                      Corporate Governance Committee.
Other Directorships:                  Dana Corporation; Trustee of the Philatelic
                                      Foundation.

DOUG ROCK                                                                                          (Photo)
Age:                                  57
Director Since:                       1987
Recent Business Experience:           Mr. Rock was elected Chairman of the Board
                                      of Directors on February 26, 1991. Mr. Rock
                                      has been with the Company since 1974 and
                                      has been Chief Executive Officer, President
                                      and Chief Operating Officer since March 31,
                                      1989.
Other Directorships:                  VIAD CORP.; CE Franklin Ltd.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the number of shares of Common Stock beneficially owned as of February 27, 2004 by each director or nominee for director, the executive officers named in the Summary Compensation Table included later in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the persons listed below have sole voting power and investment power relating to the shares shown.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                       COMMON STOCK
                                                    BENEFICIALLY OWNED
                                                  -----------------------
                                                     NO. OF      PERCENT
NAME OF INDIVIDUAL                                SHARES(1)(2)   OF CLASS
------------------                                ------------   --------
Benjamin F. Bailar..............................      10,400         *
Roger A. Brown..................................           0
G. Clyde Buck...................................      29,200         *
Loren K. Carroll................................     385,450         *
Margaret K. Dorman(3)...........................      57,089         *
James R. Gibbs(4)...............................      11,200         *
Jerry W. Neely(5)...............................     549,017         *
Doug Rock.......................................     922,050         *
Neal S. Sutton..................................     142,200         *
All directors and executive officers as a group
(14 persons)(3).................................   2,432,283       2.4

---------------

 *  Less than 1%

(1) The amounts reported do not include the shares of Common Stock to be issued to each outside director on or about April 20, 2004 under the Smith International, Inc. Stock Plan for Outside Directors (the "Stock Plan"). The shares to be issued will be based on the closing price of the Company's Common Stock on April 20, 2004 and will be a number of shares to give each outside director equity compensation of approximately $65,000.

(2) The amounts reported include shares of Common Stock that could be acquired on or before April 27, 2004 through the exercise of stock options as follows: Mr. Rock: 922,050 shares; Mr. Carroll: 338,950 shares; Mr. Sutton:
    142,200 shares; Ms. Dorman: 55,000 shares; and all directors and executive officers as a group: 1,778,991 shares.

(3) The amounts reported include shares of Common Stock allocated to accounts under a 401(k) plan as follows: Ms. Dorman: 2,089 shares; and all directors and executive officers as a group: 5,975 shares.

(4) The amounts reported include 1,000 shares held by Mrs. Gibbs and 800 shares held in a trust for the benefit of their child where Mrs. Gibbs is a co-trustee.

(5) The amounts reported include 345,383 shares held by Mrs. Neely.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

     THE BOARD. Our Board of Directors currently consists of six directors as described in "Proposal 1: Election of Directors." The current Board members and nominees for election include four independent directors and two members of Smith's senior management. The primary responsibilities of the Board of Directors are oversight, counseling and direction to Smith's management in the long-term interests of Smith and its stockholders. The Board's detailed responsibilities include: (a) regularly evaluating the performance of the Chief Executive Officer and other senior executives; (b) planning for succession with respect to the position of Chief Executive Officer and monitoring management's succession planning for other senior executives; (c) reviewing and, where appropriate, approving Smith's major financial objectives, strategic and operating plans and actions; (d) overseeing the conduct of Smith's business to evaluate whether the business is being properly managed; and (e) overseeing the processes for maintaining Smith's integrity with regard to its financial statements and other public disclosures and compliance with law and ethics. The Board of Directors has delegated to the Chief Executive Officer, working with Smith's other executive officers, the authority and responsibility for managing Smith's business in a manner consistent with Smith's standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by Smith.

     The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. Board agendas include regularly scheduled sessions for the independent directors to meet without management present. The Board has not designated a Lead Director to chair executive sessions of the non-management directors. The non-management directors designate a chair at the beginning of any such executive session. Stockholders and employees who wish to communicate with the non-management directors may do so by contacting Smith's Corporate Secretary at 411 North Sam Houston Parkway, Suite 600, Houston, Texas 77060. Smith's Corporate Secretary will then relay all communications to the appropriate non-management director.

     The Board of Directors held seven meetings during 2003. All directors attended at least 75% of the meetings of the Board of Directors and of all committees on which they served. The Company does not have a policy regarding directors' attendance at annual meetings. No directors attended the prior year's annual meeting.

     COMMITTEES OF THE BOARD. The Board has delegated various responsibilities and authority to different Board Committees as described in this section of the Proxy Statement.

     Audit Committee. The Company has an Audit Committee and its members are Messrs. Bailar, Gibbs and Neely. The Audit Committee assists the Board in its general oversight of Smith's auditing, accounting, financial reporting and internal control functions and is directly responsible for the appointment, compensation and oversight of the work of Smith's independent auditor. This committee also recommends the firm that the Company should retain as its independent auditor. All members of the Audit Committee are non-employee directors and the Board of Directors has made the determination that all members qualify as audit committee financial experts. During 2003, the Audit Committee held ten meetings, including telephone meetings to discuss quarterly results. The responsibilities and activities of the Audit Committee are described in greater detail in the "Audit Committee Report" below.

     Compensation and Benefits Committee. The Company has a Compensation and Benefits Committee, and its members are Messrs. Gibbs, Buck and Neely. The Compensation and Benefits Committee reviews the Company's executive compensation and employee benefit plans and programs, including their establishment, modification and administration. It also administers the Company's stock option plan. This committee held two meetings during 2003. The Executive Compensation Subcommittee of this committee, comprised of Messrs. Gibbs and Buck, held two meetings during 2003. The Committee adopted a written charter on December 3, 2003 which was amended on February 4, 2004. The full text of the charter is published on our website at www.smith.com under the "Investor Relations" caption and link to "Governance".

     Executive Committee. The Company does not have an Executive Committee. Since the size of the Company's Board of Directors is small and since all directors have generally been available for full Board meetings and this Committee had not met in many years, the Company did not reappoint the Executive Committee at its April 2003 Board of Directors meeting.

     Nominating and Corporate Governance Committee. The Company has a Nominating and Corporate Governance Committee and its members are Messrs. Gibbs, Bailar and Buck. Smith's Nominating and Corporate Governance Committee is composed solely of independent directors, as defined in the New York Stock Exchange current listing standards. The Committee met on February 4, 2004 to consider certain corporate governance matters and to recommend nominees for directors at the 2004 Annual Meeting of Stockholders. During 2003, the Committee held four meetings. The Nominating and Corporate Governance Committee is responsible for assisting the Board of Directors and management in developing and maintaining best practices in corporate governance. In this role, the Nominating and Corporate Governance Committee serves as the nominating committee, administers a process to measure the effectiveness of the Board, and recommends to the Board the criteria by which directors will be held accountable.

     The Nominating and Corporate Governance Committee will consider nominees proposed by stockholders. To recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration, you may submit the candidate's name and qualifications to Smith's Corporate Secretary at 411 North Sam Houston Parkway, Suite 600, Houston, Texas 77060. Recommendations from stockholders for nominees must be received by Smith's Corporate Secretary not later than the date set forth under "Stockholders' Proposals" below.

     The process for identifying and evaluating nominees includes the following steps: (1) The Nominating and Corporate Governance Committee, Chairman of the Board or other Board members identify a need to fill vacancies or add newly created directorships; (2) The Chairman of the Nominating and Corporate Governance Committee initiates a search and seeks input from Board members and senior management and, if necessary, hires a search firm or obtains advice from legal or other advisors; (3) Director candidates, including any candidates properly proposed by stockholders in accordance with the Company's Bylaws, are identified and presented to the Nominating and Corporate Governance Committee;
(4) Initial interviews of candidates are conducted by the Chairman of the Nominating and Corporate Governance Committee; (5) The Nominating and Corporate Governance Committee meets to consider and approve final candidate(s) and conduct further interviews as necessary; and (6) the Nominating and Corporate Governance Committee makes recommendations to the full Board for inclusion in the slate of directors at the annual meeting. The evaluation process will be the same whether the nominee is recommended by a stockholder or by a member of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for establishing the selection criteria for candidates from time to time and reviewing with the Board such criteria and the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board. At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee for director has the business and/or professional knowledge and experience applicable to the Company, its business and the goals and perspectives of its stockholders; is well regarded in the community, with a long term, good reputation for high ethical standards; has good common sense and judgment; has a positive record of accomplishment in present and prior positions; has an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and has the time, energy, interest and willingness to become involved in the Company and its future.

     The Nominating and Corporate Governance Committee also makes recommendations to the Board regarding the agenda for the Company's annual meetings of stockholders and reviews stockholder proposals and makes recommendations to the Board regarding action on such proposals. The Nominating and Corporate Governance Committee adopted a written charter on April 23, 2003 which was amended on February 4, 2004. The full text of the charter is published on our website at www.smith.com under the "Investor Relations" caption and link to "Governance".

     DIRECTORS' COMPENSATION. Employee directors receive no additional compensation other than their normal salary for serving on the Board or its committees. Non-employee directors receive $30,000 annually and $2,000 for each Board meeting attended. In addition, they are paid $8,000 per year for chairing a committee and $2,000 for each committee meeting attended, except the chairman of the Audit Committee who is paid $12,000 per year. Expenses for Company-related business travel are either paid or reimbursed by the Company. In addition, in 2003 outside directors received an annual grant of shares of Common Stock with a value of approximately $45,000. In 2004, non-employee directors will receive an annual grant of shares of Common Stock with a value of approximately $65,000.

     NON-EMPLOYEE DIRECTOR PROGRAMS. The Company terminated its Directors' Retirement Plan in 1998. The Company issued restricted stock grants to each of the non-employee directors to fund the actuarial value of their accrued benefits under the retirement plan. These grants of 12,000 shares (adjusted for the 2-1 stock split on June 20, 2002) will "cliff-vest" upon retirement after ten years of service as a director. This means the grants will all vest at once upon retirement after ten years of service.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. During 2003, Messrs. Buck, Gibbs and Neely served as members of the Company's Compensation and Benefits Committee. From December 1977 to December 1987, Mr. Neely was Chief Executive Officer and Chairman of the Board of Directors of the Company.

                              CORPORATE GOVERNANCE

     CORPORATE GOVERNANCE GUIDELINES. The Board has adopted the Smith International, Inc. Corporate Governance Guidelines. These guidelines outline the functions of the Board, director qualifications and responsibilities, and various processes and procedures designed to ensure effective and responsive governance. The guidelines are reviewed from time to time in response to changing regulatory requirements and best practices and are revised accordingly. The full text of the guidelines is published on our website at www.smith.com under the "Investor Relations" caption and link to "Governance".

     CODE OF BUSINESS CONDUCT. All of our officers, employees and directors are required to comply with our Code of Business Conduct and Ethics to help ensure that our business is conducted in accordance with the highest standards of ethical behavior. Our Code of Business Conduct and Ethics covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, financial disclosure, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to report any violations or suspected violations of the code by using Smith's ethics hotline. The code includes an anti-retaliation statement. The full text of the Code of Business Conduct and Ethics is published on our website at www.smith.com under the "Investor Relations" caption and link to "Governance".

                             AUDIT COMMITTEE REPORT

     The ultimate responsibility for good corporate governance rests with the Board of Directors, whose primary roles are oversight, counseling and direction to Smith's management in the best long-term interests of the Company and its stockholders. The Board's Audit Committee has been established for the purpose of overseeing the accounting and financial reporting processes of the Company and audits of the Company's annual financial statements. During the past year, the Sarbanes-Oxley Act of 2002 added a number of provisions to federal law to strengthen the authority of, and increase the responsibility of, corporate audit committees. Related rules concerning audit committee structure, membership, authority and responsibility were adopted by the New York Stock Exchange and are applicable to Smith.

     Smith's Audit Committee is composed solely of independent directors, as defined in the New York Stock Exchange's current listing standards and Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and it operates under a written charter adopted by the Board of Directors, a copy of which is attached to this proxy statement as Appendix A. Committee members may not simultaneously serve on the audit committee of more than two other public companies. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

     During fiscal year 2003, the Audit Committee was composed of three directors: Mr. Bailar (Chairman), Mr. Gibbs and Mr. Neely. Each member of the Audit Committee is financially literate and each member meets the definition of an audit committee financial expert as promulgated by the Securities and Exchange Commission (the "SEC"). None of the members of the Audit Committee serve on the audit committee of more than two other public companies. If re-elected to Smith's Board, Messrs. Gibbs and Neely will continue to serve as members of the Audit Committee.

     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Smith's financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Smith has a full-time Internal Audit Department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating compliance with the Company's policies and procedures. Deloitte & Touche LLP, Smith's independent auditors, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. In accordance with the Sarbanes-Oxley Act, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace Smith's independent auditors.

     The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the Audit Committee certify that the independent auditors are "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee's members in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

     During the past fiscal year, the Audit Committee met ten times, including telephone meetings to discuss quarterly results. The Audit Committee's regularly scheduled meetings were conducted with members of management, the internal auditors and the Company's independent auditors. During these meetings, the Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee also discussed the results of their examinations and their evaluation of the Company's internal controls, with certain matters discussed in the absence of Company management. In addition to the regularly scheduled meetings, the Committee conducted special teleconference meetings to discuss relevant financial accounting, internal control and financial reporting matters with

Company management and the independent auditors. The majority of these meetings were held to discuss interim financial information of the Company prior to its release to the public and, accordingly, included a discussion of the results of the independent auditors' Statement on Auditing Standards ("SAS") No. 100 reviews. During the year, the Audit Committee also discussed with the Company's independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards ("SAS") No. 61, as amended, "Communication with Audit Committees".

     The Audit Committee obtained a formal written statement from Deloitte & Touche LLP disclosing that they are independent with respect to the Company within the meaning of the Securities Act as administered by the SEC and the requirements of the Independence Standards Board. The Audit Committee discussed with Deloitte & Touche LLP any relationships that may have an impact on their objectivity and independence and satisfied itself as to Deloitte & Touche's independence. The Audit Committee also approved, among other things, the amount of fees to be paid to Deloitte & Touche LLP for audit and non-audit services and considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche's independence. In response to public concerns generally about the integrity of independent audits, the Company has expanded the role of other firms in providing non-audit services.

     In accordance with existing Audit Committee policy and the more recent requirements of the Sarbanes-Oxley Act, all services to be provided by Deloitte & Touche LLP are subject to pre-approval by the Audit Committee. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services, up to a specified dollar amount, with such pre-approvals subsequently approved by the full Audit Committee. Typically, however, the Audit Committee itself reviews the matters to be approved. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee. The Sarbanes-Oxley Act prohibits an issuer from obtaining certain non-audit services from its auditing firm so as to avoid certain potential conflicts of interest; Smith has not obtained any of these services from Deloitte & Touche LLP, and Smith is able to obtain such services from other service providers at competitive rates. See "Proposal 2: Approval of Deloitte & Touche LLP as Auditors" for more information regarding fees paid to Deloitte & Touche LLP for services in fiscal years 2003 and 2002.

     The Audit Committee reviewed and discussed the Company's audited consolidated financial statements as of and for the year ended December 31, 2003 with management and the independent auditors. Based on the above-mentioned review and discussions, and subject to the limitations on the Audit Committee's role and responsibilities described above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the SEC.

                                            Audit Committee

                                            Benjamin F. Bailar, Chairman
                                            James R. Gibbs
                                            Jerry W. Neely

                             EXECUTIVE COMPENSATION

      COMPENSATION AND BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive resources that the Company needs to maximize its return to stockholders. The objective of the Company's compensation program for key management positions is to provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to the Company.

     The Compensation and Benefits Committee (the "Compensation Committee"), administers the executive compensation programs of the Company and determines the compensation of senior management. The Compensation Committee consists solely of independent directors, as defined in the New York Stock Exchange current listing standards. An independent compensation consultant, Towers Perrin, advises the Compensation Committee on all compensation matters. Towers Perrin has been advising the Compensation Committee with respect to such matters since April 2001.

     The Company's executive compensation program is structured and implemented to provide competitive compensation opportunities and various incentive award payments based on Company and individual performance, as well as to link compensation to financial targets that affect short and long term share price performance. The Compensation Committee administers all of the Company's executive compensation programs, including the design of the programs and the measurement of their effectiveness. The Compensation Committee also reviews and approves all salary arrangements and other payments to executives, evaluates their performance and considers other related matters.

TAX CONSIDERATIONS

     Section 162(m) of the Internal Revenue Code limits the allowable tax deduction that may be taken by the Company for compensation paid to the Chief Executive Officer and the four other highest paid executive officers named in the Summary Compensation Table. The limit is $1 million per executive per year, but compensation payable solely upon the attainment of performance goals is excluded from the limitation. The Compensation Committee has established an Executive Compensation Subcommittee (the "Subcommittee") to review and establish compensation for any executive officer whose compensation might exceed $1 million in any year. The Subcommittee consists of two members of the Compensation Committee, Messrs. Gibbs and Buck, who are independent directors as defined in the Internal Revenue Code and its regulations. The Compensation Committee and the Subcommittee will continue to analyze its executive compensation practices and plans on an ongoing basis with respect to Section 162(m) of the Internal Revenue Code. Where it deems advisable, the Compensation Committee will take appropriate action to maintain the tax deductibility of its executive compensation.

TYPES OF COMPENSATION

     There are two main types of compensation:

          (1) Annual Compensation. This includes base salary and annual incentives in the form of bonuses. The Company awards bonuses only when the Company's financial performance during the year meets a certain level required under the annual incentive plan.

          (2) Long-Term Compensation. This includes stock options and other long-term incentive awards based on Common Stock. The value of these awards depends upon the Company's performance and future stock value.

FACTORS CONSIDERED IN DETERMINING COMPENSATION

     The Compensation Committee wants the compensation of the Company's executives to be competitive in the worldwide energy industry. The Compensation Committee estimates an executive's competitive level of total compensation based on information from a variety of sources, including proxy statements, special surveys and the Committee's compensation consultant. The companies that are part of the Peer Group described in the Performance Graph are some of the companies used by the Compensation Committee in establishing both base salary and performance-based targeted incentive compensation. The sources used by the Compensation Committee are larger than the Peer Group, but are all in the energy industry. The Compensation Committee then compares the industry information with the Peer Group and with the Company's compensation levels to determine both base salary and incentive compensation.

  Annual Compensation

     Annual compensation for the Company's executives includes salary and bonus. This is similar to the compensation programs of most leading companies.

     The Compensation Committee annually reviews each executive's base salary. The Compensation Committee aims to pay salaries slightly above the median of the range of compensation paid by similar companies. The Compensation Committee also looks at the specific job duties, the person's achievements and other criteria. Increases in base salary are primarily the result of individual performance, which includes meeting specific goals established by the Compensation Committee. The criteria used in evaluating individual performance vary depending on the executive's function, but generally include leadership inside and outside the Company; advancing the Company's interests with customers, vendors and in other business relationships; product quality and development; and advancement in skills and responsibility. In 2003, seven executive officers received merit increases.

  Annual Incentive Compensation

     The annual incentive plan promotes the Company's pay-for-performance philosophy by providing executives with direct financial incentives in the form of cash awards that are paid based on the achievement of performance objectives established for the fiscal year. Each year, the Compensation Committee sets corporate goals based upon financial objectives deemed appropriate by the Compensation Committee. These objectives may include earnings per share, profit after tax, return on assets, return on net capital employed and other financial objectives for the year. Where executives have strategic business unit responsibilities, their goals are based on financial performance measures of that business unit. No bonus is paid to corporate executives unless certain threshold company performance levels set by the Compensation Committee are reached. Business unit executives must meet certain threshold performance levels in their business unit's annual incentive plan in order to receive a bonus.

     Each year the Compensation Committee sets targets for each executive relating to annual incentive compensation. The target incentive awards for 2003 for eligible Company executives were based on various company, business unit and individual performance measures. The Compensation Committee does not use a specific formula for weighing individual performance. Instead, individuals are assessed based upon how they contributed to the Company's business success in their respective areas of responsibility. Awards were made in 2004 under the annual incentive plan for fiscal year 2003 to nine eligible executives.

  Stock Option Program

     The Compensation Committee strongly believes that the grant of significant annual equity awards further links the interests of senior management and the Company's stockholders. Each year, the Compensation Committee determines the total amount of options to be made available to the Company's executives. These amounts vary each year and are based upon what the Compensation Committee believes is appropriate. The Compensation Committee considers an executive's total compensation package, including the amount of stock options previously awarded. Other important factors are the desire to create stockholder value, encourage equity ownership, provide an appropriate link to stockholder interests and provide long-term incentive award opportunities in the same range as similar companies in the Company's industry.

  Chief Executive Officer Compensation

     The Subcommittee determines the pay level for the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for similar positions. A significant portion of compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Rock's compensation is determined using substantially the same criteria utilized to determine compensation for other executive officers, as discussed earlier in this report. Specific actions taken by the Subcommittee regarding Mr. Rock's compensation are summarized below.

     Base Salary -- The Subcommittee reviewed Mr. Rock's base salary at its December 2002 meeting and increased it to $920,000. In setting Mr. Rock's base salary for fiscal year 2003, the Subcommittee reviewed the recommendations by the independent compensation consultant, Towers Perrin, and market comparisons as well as the Company's acquisition activities and expense control during fiscal year 2002.

     Annual Incentive -- The Subcommittee reviewed the predetermined bonus objectives set by the Compensation Committee based on the Company's fiscal year financial performance. Mr. Rock did not receive a bonus for fiscal year 2002. For fiscal year 2003, Mr. Rock earned an annual bonus in the amount of $641,700, which was paid in 2004.

     Stock Options -- The Company granted Mr. Rock non-qualified stock options to purchase 210,000 shares of Common Stock on December 2, 2003, at the recommendation of the Subcommittee. The award of stock options to Mr. Rock was approximately 20% of the total stock options granted to all employees of the Company in 2003. The options were granted at 100% of fair market value on the date of grant. The performance sensitivity of the grant is built into the option concept, since the options produce no gain unless the Company's share price rises over the initial grant price.

SUMMARY

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with compensation programs provided by other companies in the energy industry and serves the best interests of the Company's stockholders. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

                                            Compensation and Benefits Committee

                                            James R. Gibbs, Chairman
                                            G. Clyde Buck
                                            Jerry W. Neely

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The following line graph compares the cumulative total stockholder return of the Company's Common Stock against the cumulative total return of the S&P 500 Index and our Peer Group for each of the five years in the period starting December 31, 1998 and ending December 31, 2003. Our Peer Group consists of the following companies in the same general line of business as the Company: Baker Hughes Incorporated, BJ Services Company, Cooper Cameron Corporation, Halliburton Company, Schlumberger Limited, Varco International, Inc. and Weatherford International Ltd.

     The results are based on an assumed $100 investment on December 31, 1998 and reinvestment of dividends (if applicable). For each index, total return is based on market capitalization of its components.

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------
                       Dec. 1998   Dec. 1999   Dec. 2000   Dec. 2001   Dec. 2002   Dec. 2003
--------------------------------------------------------------------------------------------
 Smith                  $100.00     $197.27     $296.03     $212.88     $259.02     $329.69
 S&P 500                $100.00     $121.04     $110.02     $ 96.95     $ 75.52     $ 97.18
 Peer Group             $100.00     $142.78     $197.08     $134.96     $125.02     $150.26

                         EXECUTIVE COMPENSATION TABLES

     The following table shows compensation for services to the Company of the persons who during 2003 were the Chief Executive Officer and the other four most highly compensated executive officers (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                      ANNUAL COMPENSATION       SECURITIES
                                                    ------------------------    UNDERLYING     ALL OTHER
NAME OF INDIVIDUAL AND                                 SALARY        BONUS       OPTIONS      COMPENSATION
PRINCIPAL POSITION                           YEAR       $(1)         $(2)         (#)(3)          $(4)
----------------------                       ----   ------------   ---------   ------------   ------------
Doug Rock..................................  2003     919,654       641,700      210,000        447,308
  Chairman of the Board, Chief Executive     2002     874,808             0      247,000        529,568
  Officer, President and Chief Operating
  Officer                                    2001     825,000      1,222,031     322,000        335,159(5)
Loren K. Carroll...........................  2003     609,615       340,380      100,000        396,703
  Executive Vice President, President and    2002     559,889       150,000      117,000        385,436
  Chief Executive Officer of M-I SWACO       2001     530,004       628,050      138,000        228,749
Neal S. Sutton.............................  2003     379,846       176,700       45,000        149,311
  Senior Vice President -- Administration,   2002     359,942             0       52,000        170,797
  General Counsel and Secretary              2001     345,000       340,688       62,000        113,206
Margaret K. Dorman.........................  2003     364,846       169,725       45,000         74,356
  Senior Vice President, Chief Financial     2002     344,827             0       52,000         96,233
  Officer and Treasurer                      2001     300,000       296,250       62,000         66,699
Roger A. Brown.............................  2003     344,846       305,325       45,000        130,682
  President, Smith Technologies              2002     324,912        87,523       52,000        132,119
                                             2001     300,000       268,500       62,000         89,573

---------------

(1) The amounts in this column include compensation deferred by the Named Officers in 2001, 2002 and 2003 under the Smith International, Inc. Supplemental Executive Retirement Plan ("SERP") and the Smith International, Inc. 401(k) Retirement Plan (the "401(k) Plan").

(2) The amounts in this column include bonuses earned by the Named Officers in 2001, 2002 and 2003 but paid in 2002, 2003 and 2004, respectively. This represents a change from prior years where the bonus reflected in this column was the bonus earned in the prior year but paid in the year noted.

(3) The option numbers for 2001 have been adjusted to reflect the 2-1 stock split on June 20, 2002.

(4) The amounts in this column include the Company's contribution to each Named Officer's account in the SERP for the 2001, 2002 and 2003 plan years, including interest (at 120% of the applicable Federal long-term rate). For 2003, SERP contributions to each Named Officer's account are as follows: Mr.
    Rock: $429,808; Mr. Carroll: $379,203; Mr. Sutton: $131,811; Ms. Dorman:
    $62,856 and Mr. Brown: $110,932. In addition, this column also reflects the Company's contributions to the 401(k) Plan. The 2003 plan year contributions to each Named Officer's 401(k) account are as follows: Mr. Rock: $17,500; Mr. Carroll: $17,500; Mr. Sutton: $17,500; Ms. Dorman: $11,500 and Mr.
    Brown: $19,750.

(5) Mr. Rock received a lump sum cash payment of $9,694 in January 2001 for the actuarial present value of his vested accrued benefits under the Smith International, Inc. Supplemental Pension Plan, which was terminated effective December 31, 2000.

OPTION/SAR GRANTS IN 2003

     The following table shows all grants of options to the Named Officers in 2003. No stock appreciation rights were granted in 2003.

                                                                 INDIVIDUAL GRANTS
                                  --------------------------------------------------------------------------------
                                    NUMBER OF
                                   SECURITIES       % OF TOTAL
                                   UNDERLYING     OPTIONS GRANTED   EXERCISE OR
                                     OPTIONS       TO EMPLOYEES     BASE PRICE    EXPIRATION       GRANT DATE
NAME                              GRANTED(#)(1)       IN 2003        ($/SHARE)       DATE      PRESENT VALUE($)(2)
----                              -------------   ---------------   -----------   ----------   -------------------
Doug Rock.......................     210,000           20.0            38.82       12-02-13         2,734,200
Loren K. Carroll................     100,000            9.6            38.82       12-02-13         1,302,000
Neal S. Sutton..................      45,000            4.3            38.82       12-02-13           585,900
Margaret K. Dorman..............      45,000            4.3            38.82       12-02-13           585,900
Roger A. Brown..................      45,000            4.3            38.82       12-02-13           585,900

---------------

(1) Options were granted to the Named Officers on December 2, 2003 at an exercise price of $38.82. The exercise price per share is equal to the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the date of grant. Options granted vest at a rate of 25% per year and will not begin to become exercisable until December 2, 2004. If a change of control of the Company occurs, all outstanding options would become exercisable immediately.

(2) Present value was calculated using the Black-Scholes option pricing model. Use of this model should not be viewed in any way as a forecast of the future performance of the Common Stock, which will be determined by future events and unknown factors. The estimated values under the Black-Scholes model are based upon certain assumptions as to variables such as interest rate and stock price volatility. Assumptions used for the Black-Scholes option pricing model include a risk-free rate of return of 3.5%, a volatility factor of 31.0% and an expected option life of 5 years. A dividend yield during the option life is not applicable. The ultimate value of the options will depend on the future market price of the Company's Common Stock.

AGGREGATED OPTION EXERCISES IN 2003 AND DECEMBER 31, 2003 OPTION VALUES

     The following table provides information on options exercised by the Named Officers during 2003 and the value of options held by those officers on December 31, 2003.

                                                         NUMBER OF SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                             UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                               SHARES                           DECEMBER 31, 2003           DECEMBER 31, 2003($)(1)
                             ACQUIRED ON      VALUE      -------------------------------   -------------------------
NAME                          EXERCISE     REALIZED($)      EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
----                         -----------   -----------   -------------------------------   -------------------------
Doug Rock..................    25,000         598,000            947,050/604,750             17,157,934/5,248,413
Loren K. Carroll...........    65,000       1,658,735            430,750/284,250              7,419,093/2,405,378
Neal S. Sutton.............    62,500       1,646,710            142,200/126,000              2,061,220/1,063,400
Margaret K. Dorman.........    27,800         599,559            107,300/126,000              1,666,476/1,063,400
Roger A. Brown.............         0               0            192,300/126,000              3,785,004/1,063,400

---------------

(1) Value based on the closing price on the New York Stock Exchange Composite Tape for the Common Stock on December 31, 2003 ($41.52).

EQUITY COMPENSATION PLAN INFORMATION

     The following table shows information as of December 31, 2003, with respect to the Smith International, Inc. 1989 Long-Term Incentive Compensation Plan and the Smith International, Inc. Stock Plan for

Outside Directors under which equity securities of the Company are authorized for issuance, aggregated as follows:

                                             (A)                    (B)                       (C)
                                             ---                    ---                       ---
                                          NUMBER OF                                  NUMBER OF SECURITIES
                                       SECURITIES TO BE                             REMAINING AVAILABLE FOR
                                     ISSUED UPON EXERCISE     WEIGHTED-AVERAGE       FUTURE ISSUANCE UNDER
                                        OF OUTSTANDING       EXERCISE PRICE OF     EQUITY COMPENSATION PLANS
                                      OPTIONS, WARRANTS     OUTSTANDING OPTIONS,     (EXCLUDING SECURITIES
PLAN CATEGORY                             AND RIGHTS        WARRANTS AND RIGHTS     REFLECTED IN COLUMN(A))
-------------                        --------------------   --------------------   -------------------------
Equity compensation plans approved
  by security holders:.............          6,107,504         $        28.53                2,341,970(1)
Equity compensation plans not
  approved by security holders.....     Not applicable         Not applicable           Not applicable
                                        --------------         --------------           --------------
Total..............................          6,107,504         $        28.53                2,341,970
                                        ==============         ==============           ==============

---------------

(1) Includes 27,200 shares available for issuance pursuant to the Stock Plan for Outside Directors.

                  RETIREMENT BENEFITS AND EMPLOYMENT CONTRACTS

PENSION PLAN

     Smith International, Inc. Restated Pension Plan. The Company has a defined benefit pension plan (the "Restated Pension Plan"), which is currently frozen. The benefit accruals were frozen effective March 1, 1987, and the amount of the pension benefit was fixed for all eligible employees based only upon benefit accruals from September 1, 1985 to March 1, 1987. Any benefits under the Restated Pension Plan are offset by benefits paid under a previous pension plan of the Company.

     The following table illustrates the estimated annual retirement benefit payable as a life annuity under the Restated Pension Plan to any employee retiring at normal retirement age in various compensation levels and certain years-of-service classifications.

                               PENSION PLAN TABLE

                                                               ESTIMATED ANNUAL PENSION
                                                                 FOR YEARS OF SERVICE
                                                              ---------------------------
COMPENSATION                                                    20        25        30
------------                                                  -------   -------   -------
$  125,000..................................................  $ 3,280   $ 3,280   $ 3,280
   200,000..................................................    5,250     5,250     5,250
   300,000..................................................    7,875     7,875     7,875
   400,000..................................................   10,500    10,500    10,500
   500,000..................................................   13,125    13,125    13,125
   700,000..................................................   18,375    18,375    18,375
   800,000..................................................   21,000    21,000    21,000
   900,000..................................................   23,625    23,625    23,625
 1,000,000..................................................   26,250    26,250    26,250

     Since benefit accruals under the Restated Pension Plan have been frozen since March 1, 1987, the years of service for the Named Officers include only the period from September 1, 1985 to March 1, 1987. The annual pension benefits that would be payable at age 65 under the Restated Pension Plan to the Named Officers are as follows: Mr. Rock: $8,150; Mr. Carroll: $4,282; Mr. Sutton:
$-0-; Ms. Dorman: $-0- and Mr. Brown: $-0-. The benefits are not subject to any reduction for Social Security.

SMITH INTERNATIONAL, INC. SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

     The Company adopted the SERP effective October 1, 1993. It is a non-qualified, deferred compensation plan covering all of the executive officers and certain other participants. The primary purpose of the SERP is to provide executives who are affected by the Internal Revenue Code limitations under the Company's 401(k) Retirement Plan (the "401(k) Plan") with the opportunity to defer a portion of their current compensation. Distributions will generally be made following a participant's termination of employment, although in-service withdrawals are permitted in certain circumstances. A participant in the SERP may defer up to 100% of his or her salary or bonus paid during a plan year. The Company may also make contributions to the SERP on behalf of its participants.

     Age-Weighted Contributions. Effective as of the last day of each quarter during the year, a contribution by the Company may be allocated under the SERP based on the participant's age-weighted contribution percentage ("AWCP") ranging from 2% to 6%. The difference between a participant's (i) "Total 401(k) Compensation" and (ii) "Net 401(k) Compensation" is multiplied by the AWCP to compute the age-weighted contribution for the year. "Total 401(k) Compensation" generally means the total of all cash amounts paid by the Company to a participant, including deferred amounts. "Net 401(k) Compensation" generally means Total 401(k) Compensation less participant contributions to the SERP, but not to exceed the limit set under Section 401(a)(17) of the Internal Revenue Code ($205,000 in 2004 and $200,000 in 2003). Effective January 1, 1995, the
SERP was amended to fix the AWCP for the executive officers at 6%.

     Matching Contributions. The SERP contains matching provisions that mirror the matching formulas in effect for the 401(k) Plan, but without regard to certain Internal Revenue Code limits applicable to the 401(k) Plan. Matching contributions for a plan year in both the SERP and the 401(k) Plan combined cannot exceed 6% of a participant's Total 401(k) Compensation net of any incentive bonus. Effective January 1, 1995, the SERP was amended so that executive officers will receive matching contributions up to 6% of their Total 401(k) Compensation.

     Additional Company Contributions. In addition to the contributions described above, the Company may be required to make contributions to participants' accounts to the extent they are deemed to be invested in the money market fund under SERP. These additional contributions are made to guarantee an investment return equal to 120% of the long-term applicable federal rate ("AFR"). Therefore, for the portion of each participant's account deemed to be invested in the money market fund that is earning less than 120% of AFR, the Company makes a contribution equal to the difference in interest accruals between the actual money market fund rate and the AFR, which contribution is allocated to the participant's account. For the 2003 plan year, the Company allocated $1,171,643 to participants' accounts for these additional contributions.

     Discretionary Profit Sharing Contributions. The Compensation Committee may, in its discretion, determine the amount of any profit sharing contribution for a plan year and how that amount is to be allocated among the SERP participants.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with Messrs. Rock and Sutton dated December 10, 1987 and January 2, 1991, respectively. These agreements have an initial term of three years and are automatically extended for an additional year at each anniversary date. Each of the employment agreements with Messrs. Rock and Sutton contains the employee's salary and other conditions of employment and entitles the employee to participate in the Company's bonus program and other benefit programs. If Mr. Rock or Mr. Sutton is terminated by the Company (other than for cause, death or disability) or if for any reason his position is eliminated or otherwise becomes redundant, Mr. Rock or Mr. Sutton, as applicable, would be entitled to receive a lump sum payment in cash equal to his current annual base salary and bonus through the date of termination; provided, however, that in the event of a change in control, the Change of Control Agreements (as discussed below) would control, except with respect to any accrued obligations under the employment agreement that were not fully accrued under the applicable Change of Control Agreement.

CHANGE OF CONTROL AGREEMENTS

     On January 4, 2000, the Company entered into Change-of-Control Employment Agreements ("Agreements") with seven executive officers, including Messrs. Rock, Carroll, Sutton, Ms. Dorman and Mr. Brown. In the event of a "change of control" of the Company (as defined in the Agreements), the Agreements provide for the continued employment of the seven executive officers for a period of three years and provide for the continuation of salary and benefits. If the executive is terminated by the Company (other than for cause, death or disability), or if the executive elects to terminate his or her employment for "Good Reason" (as defined in the Agreements), the executive is entitled to receive a lump sum payment in cash equal to the aggregate of the following amounts: (i) current annual base salary and pro rata bonus through the date of termination; (ii) any compensation previously deferred by the executive and any accrued vacation pay;
(iii) three times the executive's annual base salary and Highest Annual Bonus (as defined in the Agreements); and (iv) any actuarial difference in the SERP benefit the executive would have received had the executive's employment continued for three years after the date of the executive's termination.

     The executive would also receive continued coverage under applicable welfare and benefit plans for three years. The Agreements also provide for an additional payment to the executive of an amount equal to any Excise Tax (as defined in the Agreements), imposed on the aggregate cash payment described above and any income taxes imposed on such additional payment, so that the executive receives the amount that would have been received had any Excise Tax not been imposed. The determination of whether and when the additional payment is required and the amount of such payment will be made by a certified public accounting firm designated by the executive.

                        ADDITIONAL INFORMATION ABOUT OUR
                        DIRECTORS AND EXECUTIVE OFFICERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Smith has not engaged in any transaction, or series of similar transactions, since the beginning of 2003, nor is there any currently proposed transaction, or series of similar transactions, to which Smith or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of Smith's directors or executive officers or members of their immediate family had, or will have, a direct or indirect material interest.

     None of the following persons has been indebted to Smith or its subsidiaries at any time since the beginning of 2003: any director or executive officer of Smith; any nominee for election as a director; any member of the immediate family of any of the directors, executive officers or nominees for director; any corporation or organization of which any of the directors, executive officers or nominees is an executive officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities (except trade debt entered into in the ordinary course of business); and any trust or other estate in which any of the directors, executive officers or nominees for director has a substantial beneficial interest or for which such person serves as a trustee or in a similar capacity.

     Smith does have various types of business arrangements with corporations and other organizations in which a Smith director, executive officer or nominee for director may also be a director, trustee, investor or have some other direct or indirect relationship. Smith enters into these arrangements in the ordinary course of business and they typically involve Smith receiving or providing some good or service on a non-exclusive basis and at arms-length negotiated rates. Examples include distribution of maintenance, repair and operating supplies and equipment provided by Smith's Wilson business unit to Frontier Refining, a subsidiary of Frontier Oil Corporation (Jim Gibbs, a Smith Director, is Chairman of the Board, President & Chief Executive Officer of Frontier and Mr. Buck, a Smith director, is a director of Frontier). The Board of Directors has determined that Messrs. Bailar, Buck, Gibbs and Neely are independent and, in addition, satisfy the independence requirements of the New York Stock Exchange. To be considered independent, the Board of Directors must affirmatively determine that a director has no material relationship with Smith. In each case, the Board of Directors broadly considers all relevant facts and circumstances, including the director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board of Directors may determine from time to time. In making its independence determination for Messrs. Buck and Gibbs, the Board of Directors reviewed Frontier Refining's purchases from Smith's Wilson business unit. During 2003, Frontier Refining paid $240,987 to Smith. Frontier Refining expects to make purchases from Smith's Wilson business unit in 2004. Based upon these facts, the Board of Directors determined that this relationship is not material and does not affect Messrs. Buck's and Gibbs' independence.

     Smith does not believe that in any such case either Smith or the other corporation or organization is a sole-source supplier to the other with regard to the relevant good or service. Smith further does not believe that in any case the director, executive officer or nominee for director receives any compensation from the other corporation or organization that is directly linked to the revenue or profits of the Smith-related business. Any revenue or profits from Smith-related business may, of course, be indirectly reflected in the overall revenue or profits of the other corporation or organization, which in turn may affect the individual's overall compensation or value of his or her investments in the corporation or organization.

     Smith has a corporate charitable donations program. Smith's charitable activities focus primarily on education. Smith has a program whereby it will match certain charitable donations of individual employees to educational institutions. The maximum matching gift is $5,000 per employee per year; however, no more than $10,000 will be given to any one school in a year. Directors and executive officers are eligible to participate in this matching program on the same terms as other Smith employees. It is possible that, through this matching program, Smith may make charitable contributions to organizations where a Smith director or executive officer, or one of their family members, is a director, trustee, consultant or employee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of the Company's outstanding shares of Common Stock (collectively, "Section 16 Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities. Section 16 Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely on its review of the copies of such reports received by it, or written representations from certain Section 16 Persons that all Section 16(a) reports required to be filed for such persons had been filed, the Company believes that during 2003 the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

                  STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows certain information about stock ownership of all persons known to the Company to own of record or beneficially more than 5% of the outstanding Common Stock of the Company as of February 27, 2004. This information is based upon information furnished to the Company by these persons and statements filed with the SEC:

NAME AND ADDRESS                                              AMOUNT AND NATURE OF   PERCENT OF
OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP     CLASS
-------------------                                           --------------------   ----------
FMR Corp....................................................       15,131,506(1)        14.6
  82 Devonshire Street
  Boston, Massachusetts 02109
Morgan Stanley..............................................        7,452,589(2)         7.2
  1585 Broadway
  New York, NY 10036
T. Rowe Price Associates, Inc...............................        6,581,100(3)         6.4
  100 East Pratt Street
  Baltimore, Maryland 21202

---------------

(1) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and an investment adviser, is the beneficial owner of 10,468,421 shares as a result of acting as investment adviser to various investment companies (the "Funds"). Edward C. Johnson 3d, FMR's Chairman, through its control of Fidelity, and the Funds each has sole power to dispose of the 10,468,421 shares owned by the Funds. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 2,639,205 shares as a result of its serving as investment manager of various institutional accounts. Mr. Johnson and FMR, through its control of FMTC, each has sole dispositive power over 2,639,205 shares and sole power to vote or to direct the voting of 2,633,205 shares and no power to vote or to direct the voting of 6,000 shares owned by the institutional accounts. Strategic Advisers, Inc. ("Strategic"), a wholly owned subsidiary of FMR, provides investment advisory services to individuals. As such, FMR's beneficial ownership includes 400 shares beneficially owned through Strategic. Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Fidelity International Limited ("FIL") beneficially owns 2,023,480 shares, of which it has sole power to vote and to dispose. FMR and FIL are of the view that they are not acting as a "group" for purposes of Section 13(d), however the filing made by FMR includes, on a voluntary basis, ownership as if all the shares are beneficially owned by FMR and FIL on a joint basis.

(2) Morgan Stanley is the parent company of, and indirect beneficial owner of securities held by, one of its business units.

(3) These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

           PROPOSAL 2: APPROVAL OF DELOITTE & TOUCHE LLP AS AUDITORS

     The Board of Directors has selected Deloitte & Touche LLP to audit the books and records of the Company for its fiscal year ending December 31, 2004. The Company has been advised by Deloitte & Touche LLP that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm's engagement as auditors and, in limited circumstances, tax advisors.

     Upon the recommendation of the Company's Audit Committee and approval of the Board of Directors, the Company dismissed Arthur Andersen LLP on April 15, 2002 and appointed Deloitte & Touche LLP to serve as its independent auditors. The appointment of Deloitte & Touche LLP was made after careful consideration by the Board of Directors, its Audit Committee and management of the Company after an extensive evaluation process. Deloitte & Touche LLP has offices in or convenient to most of the locations in the world where the Company and its subsidiaries operate. Representatives of Deloitte & Touche LLP are not expected to be present at the Annual Meeting, will not have the opportunity to make a statement and will not be available to respond to questions.

  Change of Independent Public Accountants

     As previously disclosed, on April 15, 2002 we dismissed Arthur Andersen and engaged Deloitte & Touche LLP as our new independent auditors. The decisions were recommended by the Audit Committee and approved by the Board of Directors.

     Arthur Andersen's report on our consolidated financial statements for the year ended December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the year ended December 31, 2001 and the subsequent interim period through April 15, 2002, there were no disagreements between us and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report.

     None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred during the year ended December 31, 2001 or during the subsequent interim period through April 15, 2002.

     We provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen's letter, dated April 15, 2002, stating their agreement with such statements is attached as Exhibit 16.1 to our Current Report on Form 8-K filed April 18, 2002 with the SEC.

     During the year ended December 31, 2001 and the subsequent interim period through April 15, 2002, we did not consult with Deloitte & Touche LLP regarding any of the matters or events set forth in Item 302(a)(2)(i) and (ii) of Regulation S-K.

FEES PAID TO DELOITTE & TOUCHE LLP

     During fiscal years 2003 and 2002, the Company incurred the following fees for services performed by Deloitte & Touche LLP:

                                                                 2003         2002
                                                              ----------   ----------
Audit Fees..................................................  $1,611,500   $1,282,355
Audit-Related Fees..........................................      55,000       38,880
Tax Fees....................................................      50,000      163,765
All Other Fees..............................................           0            0
                                                              ----------   ----------
Total.......................................................  $1,716,500   $1,485,000

     Audit Fees ($1,611,500; $1,282,355). This category includes the audit of Smith's annual financial statements, audits of statutory accounts in certain non-U.S. jurisdictions, review of financial statements included in Smith's quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes the audit of the combined financial statements of M-I SWACO, the Company's majority-owned joint venture.

     Audit-Related Fees ($55,000; $38,800). This category consists of assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of Smith's financial statements and are not reported above under "Audit Fees". The services for the fees disclosed under this category primarily relate to the audit of various U.S. employee benefit plans, which were not directly related to the audit of either the 2002 or the 2003 consolidated financial statements. The Audit Committee approved 100% of these Audit-Related Fees pursuant to its pre-approval policy.

     Tax Fees ($50,000; $163,765). This category includes fees for professional services performed by Deloitte & Touche LLP with respect to tax compliance, tax advice and tax planning. The Audit Committee approved 100% of these Tax Fees pursuant to its pre-approval policy.

SERVICES PROVIDED BY DELOITTE & TOUCHE LLP

     All services rendered by Deloitte & Touche LLP are permissible under applicable laws and regulations, and are pre-approved by the Audit Committee. Pursuant to new rules of the SEC, the fees paid to Deloitte & Touche LLP for services are disclosed in the table above under the categories listed.

     Although ratification by stockholders is not required by law, the Board of Directors has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of the Company and its stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Board may reconsider its selection.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE CONTINUED ENGAGEMENT OF DELOITTE & TOUCHE LLP TO AUDIT THE BOOKS AND RECORDS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any other business for action at the meeting, and the Company has not been advised of any other business intended to be presented by others.

                            STOCKHOLDERS' PROPOSALS

     To be considered for inclusion in the proxy statement for next year's annual meeting, stockholder proposals must be submitted to the Company in writing by no later than November 26, 2004. In addition, in order for a stockholder to bring any business before next year's annual meeting, notice must be received by the Company in writing by no later than November 26, 2004, in accordance with the Company's Restated Bylaws.

                    ANNUAL REPORT AND FINANCIAL INFORMATION

     A COPY OF OUR 2003 ANNUAL REPORT TO STOCKHOLDERS IS BEING MAILED WITH THIS PROXY STATEMENT. WE WILL PROVIDE WITHOUT CHARGE THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, TO ANY PERSON REQUESTING A COPY IN WRITING AND STATING THAT HE OR SHE WAS A BENEFICIAL HOLDER OF THE COMPANY'S COMMON STOCK ON FEBRUARY 27, 2004. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE ON OUR WEBSITE AT WWW.SMITH.COM USING THE INVESTOR RELATIONS LINK. THE COMPANY WILL ALSO FURNISH COPIES OF ANY EXHIBITS TO THE FORM 10-K AT $0.50 PER PAGE, PAID IN ADVANCE. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO:

                  INVESTOR RELATIONS
                  SMITH INTERNATIONAL, INC.
                  P. O. BOX 60068
                  HOUSTON TX 77205-0068

     The Company's 2003 Annual Report to Stockholders should not be regarded as proxy soliciting material or as a communication for which a solicitation of proxies is to be made.

                                            By Order of the Board of Directors

                                            -s- Neal S. Sutton
                                            Neal S. Sutton
                                            Secretary

                                                                      APPENDIX A

                           SMITH INTERNATIONAL, INC.
                            AUDIT COMMITTEE CHARTER
                         (AS AMENDED FEBRUARY 4, 2004)

     The primary responsibility for the Company's financial reporting and internal operating controls is vested in senior management as overseen by the Board of Directors ("Board"). The Audit Committee ("Committee") is a standing committee appointed by the Board to assist it in overseeing (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence and (4) the performance of the Company's internal audit function and independent auditors.

     The Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. Management of the company is responsible for determining the Company's financial statements are complete, accurate, and in accordance with generally accepted accounting principles. The independent auditor is responsible for auditing the Company's financial statements. It is not the duty of the Committee to plan or conduct audits, to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Company's internal policies, procedures, and controls.

     The Committee shall be composed of such number of independent directors as shall be determined, from time to time, by the Board, but shall consist of no fewer than three members. Each member of the Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities and Exchange Act of 1934 (the "Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). At least one member of the Committee shall be an "audit committee financial expert" as defined by the Commission. Committee members shall not simultaneously serve on the audit committee of more than two other public companies.

     The Committee may form and delegate authority to subcommittees consisting of one or more members, when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting.

     The Committee will meet at least quarterly and at such other times as it determines. The Board shall designate one member of the Committee as its Chair. The Chair shall set the agenda for each meeting. A majority of the members present at any meeting will constitute a quorum and may act on behalf of the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communication system by means of which all persons participating in the meeting can hear each other. In lieu of a meeting, the Committee may act by a written unanimous consent signed by all the members of the Committee.

     The Committee shall have unrestricted access to Company personnel and documents and will be given the resources necessary to discharge its responsibilities. The Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Committee shall have the authority to retain independent legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company's outside legal counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The members of the Committee, including its Chair, shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Committee members may be replaced by the Board.

     The Committee shall make regular reports to the Board.

     The Committee shall prepare a report as required by the Commission to be included in the Company's annual proxy statement.

     The Committee shall review and assess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee's own performance.

     The Committee shall have authority to obtain from the Company, and shall receive appropriate funding, as determined by the Committee, from the Company, for the payment or compensation to the independent auditor and to outside legal, accounting and other advisors employed by it and administrative expenses incurred by it.

     The Committee shall have the following duties and responsibilities, which may be changed from time to time by the Board:

I.  FINANCIAL REPORTING

     To accomplish its responsibilities to the Board in the area of financial reporting, the Committee will:

          1. Oversee the independent audit coverage, including

             (i) Recommend annually to the Board the appointment of the independent auditor, which firm will be ultimately accountable to the Board and the Committee, and shall report directly to the Committee. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor, including resolution of any disagreement between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or related work.

             (ii) Meet with the independent auditor prior to the audit to review the changes in audit procedures, planned scope and staffing of the audit and the estimated fees.

             (iii) Review and discuss with management and the independent auditor (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies,
        (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company, and (d) the type and presentation of information to be including in earnings press releases (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP information).

             (iv) Discuss with management generally the types of information to be provided and the types of presentation to be made in providing financial information and earnings guidance to analysts and rating agencies.

             (v) Review and preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by the independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit.

             (vi) Approve the fees to be paid to the independent auditor.

          2. Review the financial statements, including

             (i) Review and discuss with management and the independent auditor the annual audited financial statements, including discussions made in management's discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company's annual report on Form 10-K.

             (ii) Review and discuss with management and the independent auditor the Company's quarterly financial statements, including discussions made in management's discussion and analysis, prior to the filing of the Company's quarterly report on Form 10-Q.

             (iii) Review and discuss other financial reports requiring approval by the Board before submission to the Securities and Exchange Commission or other government agencies.

          3. Inquire about the existence and substance of any significant accounting accruals, reserves or estimates made by management that had or may have a material impact on the financial statements.

          4. Review and discuss reports from the independent auditors on:

             (i) All critical accounting policies and practices to be used.

             (ii) All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor.

             (iii) Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

          5. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any audit problems or difficulties encountered in the course of the audit work and management's response, including any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

          6. Obtain from management a notification of issues and responses prior to seeking a second opinion from another independent public accountant.

          7. Review disclosures made by the Company's CEO and CFO in connection with their certification process for Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

          8. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality control review, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues and (d) all relationships between the independent auditor and the Company. The Committee shall present its conclusions with respect to the independent auditor to the Board.

          9. Obtain periodically a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company. The Committee shall actively engage in dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. The Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the independent auditor's quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board and shall recommend that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence.

          10. Evaluate the lead partner of the independent auditor team.

          11. Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law.

          12. Recommend to the Board policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

          13. Discuss with the independent auditor any communications with its national office concerning auditing or accounting issues presented by the engagement.

II.  CORPORATE GOVERNANCE

     The responsibility of the Committee to the Board in the area of corporate governance is to review whether the Company is in reasonable compliance with pertinent laws and regulations and is maintaining effective controls with respect to the assets and the books and records of the Company. To accomplish this, the Committee will:

          1. Review corporate policies relating to compliance with laws and regulations, ethics, conflict of interest and the investigation of misconduct or fraud. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

          2. Advise the Board with respect to the Company's compliance, and that of its subsidiaries and foreign affiliate entities, with applicable legal requirements and the Company's corporate policies and with respect to the Company's policies and procedures regarding compliance.

          3. Discuss with management and the independent auditor correspondence with regulators or governmental agencies and published reports which raise material issues regarding the Company's financial statements or accounting policies.

          4. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

          5. Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

          6. Discuss with the Company's General Counsel:

             (i) Any questionable or possible illegal activities or payments reported to the Committee.

             (ii) Any legal matters that may have a material impact on the financial statements of the Company.

             (iii) The Company's compliance policies.

             (iv) Any material reports or inquiries received from regulators or governmental agencies.

III.  INTERNAL CONTROL

     It is incumbent on the Committee to fulfill its oversight responsibilities to the Board without unnecessary or inappropriate intervention with the prerogatives of corporate management. Nevertheless, to carry out its responsibility, the Committee should:

          1. Review the appointment and replacement of the Director of Internal Audit.

          2. Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

          3. Review the work and performance of the Company's internal audit function including the results of significant audits and management's response. Determine from the internal auditors whether there is a need for any significant change in the Company's system of internal controls.

PROXY

                        (SMITH INTERNATIONAL INC. LOGO)

                  LOG ONTO OUR WEB SITE AT http://www.smith.com
                       FOR MORE COMPREHENSIVE INFORMATION


TO VIEW YOUR STOCKHOLDER ACCOUNT ON THE INTERNET, PLEASE CALL EQUISERVE TRUST COMPANY, N.A. TOLL FREE AT 1-877-THEWEB7 (1-877-843-9327) AND THEY WILL MAIL YOU A PASSWORD THAT PROVIDES YOU SECURE ACCOUNT ACCESS. IF YOU ARE CALLING FROM OUTSIDE NORTH AMERICA, PLEASE CALL 201-536-8073.





-- IF YOU ARE VOTING BY MAIL, DETACH PROXY CARD HERE, SIGN, DATE AND MAIL IN --
                         POSTAGE-PAID ENVELOPE PROVIDED


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           SMITH INTERNATIONAL, INC.

The undersigned hereby appoints Doug Rock and Neal S. Sutton, and each of them, as his or her Proxy with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of SMITH INTERNATIONAL, INC. to be held at 700 King Street, Wilmington, Delaware on April 20, 2004 at 9:00 a.m., and at any adjournments thereof, on all matters that may properly come before the meeting.

Election of Directors, Nominees:
(01) James R. Gibbs and
(02) Jerry W. Neely

YOUR SHARES WILL BE VOTED AS DIRECTED ON THIS CARD. IF SIGNED AND NO DIRECTION IS GIVEN FOR ANY ITEM, IT WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2.

To vote by telephone or internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.

HAS YOUR ADDRESS CHANGED?                 DO YOU HAVE COMMENTS?

-----------------------------------       -------------------------------------

-----------------------------------       -------------------------------------

-----------------------------------       -------------------------------------

-----------------------------------       -------------------------------------


               YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR VOTING.

(SMITH INTERNATIONAL, INC. LOGO)

SMITH INTERNATIONAL, INC.
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8932
EDISON, NJ 08818-8932


--------------------------------------------------------------------------------


                          ----------------------------


                          ----------------------------


     Your vote is important. Please vote immediately. Thank you for voting.


--------------------------------               --------------------------------
        VOTE-BY-INTERNET                                VOTE-BY-TELEPHONE
                                    OR
Log on to the Internet and go to                 Call toll-free
http://www.eproxyvote.com/sii.                  1-877-PRX-VOTE (1-877-779-8683)
--------------------------------               --------------------------------

If you vote over the internet or by telephone, please do not mail your card.


--------------------------------------------------------------------------------



DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL                XXXXX1


[X] Please mark                                                          7551
    votes as in
    this example.

                                                       FOR AGAINST ABSTAIN
-----------------------------------     2. Approval of Deloitte
SMITH INTERNATIONAL, INC.                  & Touche LLP as
-----------------------------------        independent auditors
1. Election of Directors.                  of the Company.
   (Please see reverse)
                         FOR     WITHHELD
                FOR                     WITHHELD
                ALL                     FROM ALL
              NOMINEES                  NOMINEES


              ----------------------------------------
              FOR ALL NOMINEES EXCEPT AS WRITTEN ABOVE




                               Mark box at right if an address change or comment
                                has been noted on the reverse side of this card.


              Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.


Signature:            Date:          Signature:              Date:
           ----------       --------            ------------       ------------

                              VOTING INSTRUCTIONS
                           SMITH INTERNATIONAL, INC.
                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 20, 2004

TO: ALL SMITH AND M-I EMPLOYEES PARTICIPATING IN THE SMITH STOCK FUND:

We have been requested to forward to you the enclosed proxy material with respect to securities held by Vanguard in your 401(k) account but not registered in your name. These securities can be voted only by Vanguard's nominee as the holder of record. We urge you to send in your instructions so that your securities may be voted in accordance with your wishes.


The Annual Meeting of Stockholders of SMITH INTERNATIONAL, INC. will be held at 700 King Street, Wilmington, Delaware on April 20, 2004 at 9:00 A.M.

     YOUR SHARES WILL BE VOTED AS DIRECTED ON THIS CARD. IF SIGNED AND NO DIRECTION IS GIVEN FOR ANY ITEM, YOUR SHARES WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2.

To vote by telephone or internet, please see the reverse of this card. To vote by mail, please sign and date this card on the reverse, tear off at the perforation, and mail promptly in the enclosed postage-paid envelope.


                                                               ------------
                                                                    SEE
YOUR VOTE IS VERY IMPORTANT. THANK YOU FOR VOTING.             REVERSE SIDE
                                                               ------------

-- IF YOU ARE VOTING BY MAIL, DETACH PROXY CARD HERE, SIGN, DATE AND MAIL IN --
                         POSTAGE-PAID ENVELOPE PROVIDED

                            YOUR VOTE IS IMPORTANT!

                       YOU CAN VOTE IN ONE OF THREE WAYS:


1. Call toll-free 1-888-215-7566 on a Touch-Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                       or

2.   Vote by Internet at our Internet address: http://www.proxyvoting.com/smith

                                       or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.


                                  PLEASE VOTE


                        (SMITH INTERNATIONAL, INC. LOGO)

[X] PLEASE MARK YOUR                                                                                                     7551
    VOTES AS IN THIS
    EXAMPLE.

THIS PROXY WILL BE VOTED AS DIRECTED BELOW, OR IF SIGNED AND NO DIRECTION IS
GIVEN, WILL BE VOTED "FOR" ITEMS 1 AND 2 AND AS RECOMMENDED BY THE BOARD OF
DIRECTORS OF SMITH INTERNATIONAL, INC. ON ALL OTHER MATTERS.

---------------------------------------------------------------------------------------------------------------------------------
                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.
---------------------------------------------------------------------------------------------------------------------------------
FOR    WITHHELD            NOMINEES:                                                                   FOR      AGAINST   ABSTAIN

1. Election of             01. James R. Gibbs             2. Approval of Deloitte & Touche LLP as
   Directors.                                                independent auditors of the Company.
                           02. Jerry W. Neely

For, except vote withheld from the following nominee(s):

                                                          3. In the discretion of the proxies on any other matters that may properly come before the meeting or any adjournment thereof.
--------------------------------------------------------



--------------------------------------------------------------------------------------------------------------------------------





                                                              SIGNATURES(S)                                      DATE
                                                                            ------------------------------------     ---------------
                                                              NOTE: Signature(s) should agree with name(s) as printed on this proxy.

                       -- PLEASE CAREFULLY DETACH HERE AND RETURN THIS PROXY IN THE ENCLOSED REPLY ENVELOPE  --

                                                   VOTE BY TELEPHONE OR INTERNET
                                                   24 HOURS A DAY, 7 DAYS A WEEK
                                                    QUICK *** EASY *** IMMEDIATE

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE:                  YOU WILL BE ASKED TO ENTER A CONTROL NUMBER LOCATED IN THE BOX
                                IN THE LOWER RIGHT OF THIS FORM.

OPTION A:        TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS: PRESS 1

OPTION B:        IF YOU CHOOSE TO VOTE ON EACH ITEM SEPARATELY; PRESS 0. YOU WILL HEAR THESE INSTRUCTIONS:

                 ITEM 1: TO VOTE FOR ALL NOMINEES, PRESS 1; TO WITHHOLD FOR ALL NOMINEES, PRESS 9
                 TO WITHHOLD FOR AN INDIVIDUAL NOMINEE, PRESS 0 AND LISTEN TO THE INSTRUCTIONS.

                 ITEM 2: TO VOTE FOR, PRESS 1; AGAINST, PRESS 9; ABSTAIN, PRESS 0.

                 WHEN ASKED, YOU MUST CONFIRM YOUR VOTE BY PRESSING 1.

VOTE BY INTERNET: THE WEB ADDRESS IS http://www.proxyvoting.com/smith

IF YOU VOTE BY PHONE OR INTERNET -- DO NOT MAIL THE PROXY CARD

                                                       THANK YOU FOR VOTING.
CALL TOLL FREE ON A TOUCH
TONE TELEPHONE

1-888-215-7566                                                                           ==============================

THERE IS NO CHARGE TO YOU FOR THIS CALL
                                                                                         ==============================
                                                                                                CONTROL NUMBER
                                                                                          FOR TELEPHONE/INTERNET VOTING